Exhibit 4.115

Online Securities Business Operation Agreement

Party A: China International Capital Co. Ltd
Legal Representative: Jin Liqun
Address: 27/F & 28/F, China World Tower 2, No.1, Jian Guo Men Wai Street, Chaoyang District, Beijing
Tel: 86-10-65051166
Fax: 86-10-65052709

Party B: Beijing Glory Technology Co., Ltd
Legal Representative: Zhao Zhiwei
Address: Room 1132-1133, No.10, Xuan Wu Men Wai Street, Xicheng District, Beijing
Tel:  010-58325389
Fax:  010-58325200
This Agreement is entered into by and between Party A and Party B in 2014.

WHEREAS:
Party A, China International Capital Co. Ltd, is the first Sino-foreign joint venture investment bank (www.cicc.com.cn), and has various financial products, services and businesses as well as the core financial support system, and is committed to providing convenient, fast and safe financial services to customers.
Party B is an affiliate of Beijing Fuhua Innovation Technology Development Co., Ltd ("Fuhua Innovation"). Party B has the unrestricted right to use the website at www.jrj.com, a financial professional high-end comprehensive new media platform belonged to Fuhua Innovation (Party B therefore may control and manage the said website and carry out business cooperation with third parties based on the website as a platform). In the cooperation, Party B will promote and operate its "Securities Master" business platform ("Party B's Platform") to guide investors to open accounts and provide online transaction services to investors.
NOW, THEREFORE, Party A and Party B hereby enter into this Agreement for a solution to guide investors to open accounts and online transaction by investors, based on the principles of complementary advantages and reciprocity, and through friendly consultation.
1	SCOPE AND CONTENT OF COOPERATION
1.1
Guiding Customers: On Party B's Platform, Party B will embed a link to Party A's online account opening system. Party B shall guide customers to open securities account (including but not limited to stock account, wealth management account and fund account) via Party A's online account opening system.

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1.2
Securities Transaction Interfacing Cooperation: After the identity of users (or investors) at Party B's Platform are verified by Party B, Party B will bind the verified accounts of users with their own accounts opened with Party A. After the accounts are bound, users may access Party A's securities transaction system via Party B's order system to transact securities and purchase Party A's wealth management and service products ("Channel Service").

Note: The "Order System" referred to herein shall mean the ["Securities Master" Platform at www.jrj.com].

2	TERMS AND CONDITIONS OF BUSINESS COOPERATION
2.1	Party A's Rights and Obligations:
2.1.1	Support for Application of Authorization. Party A shall assist Party B in deploying the production system, testing and debugging the network connection and applying for authorization, etc.
2.1.2
Technical Connection. Party A shall appoint certain special persons to promptly eliminate technical failure in case of any failure in the technical interface between both Parties. Party A shall expressly notify Party B of the proper access to transactions and countermeasures to accidents, as well as Party A's contact information etc.

2.1.3
Provision of Service to New Customers. The "New Customer" referred to herein shall mean any customer guided to open a securities account on Party A's online account opening system, with the guidance or instruction from www.jrj.com. Party A shall provide the services to new customers to the extent of Party A's business scope. Party A may decide whether to accept the application of a new customer for opening account and financial transaction in accordance with the laws and regulations, as well as the requirements of organs, among other things, regulatory authority, depository and stock exchange.

2.1.4	Party B shall provide technical services and guide customer flow.
2.1.5
Provision of Customer Service Plan. Party A shall provide Party B with the technical development support for accessing to transactions at domestic securities exchange, and after the identity of customers has been verified and customer account has been bound by Party B, allow customer to access to Party A's securities transaction system for securities transaction via Party B's order system. Party A shall solve all problems in the customer service caused by Party A, and Party B shall provide necessary assistance. In order to optimize customer service, Party A shall provide Party B with the library of service problems, so that new customers may immediately search and inquire about relevant problems online. In addition, Party A shall provide each customer with a unique service number and customer service specialist support, so that the customers may consult on relevant services by telephone, including but not limited to guidance for account opening and online operation.  Where an event is designed and initiated by Party B, Party B shall provide consulting service to the customers.

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2.1.6
Obligation of Risk Disclosure. Party A shall sufficiently disclose risks regarding securities transaction to new customers, and cause new customers to execute the online and off-line risk disclosure form and others compliance documents that must be executed under the law based on the activities of securities transaction.

2.1.7
Authentication information matching service. At the beginning when Party B is building its channel service system, Party A shall provide Party B with the transaction authentication information matching service, so that Party A's accessing point may conduct consistency verification for Party B's transaction system sending the connection request.

2.2	Rights and Obligations of Party B:
2.2.1
Technical Connection. Party B shall investigate barriers on the technical cooperation interface between both Parties 24 hours every day. If any barrier that would hinder any customer to place an instruction is found, Party B shall promptly contact with Party A's designated persons to eliminate the barrier. Where the barrier cannot be eliminated during the non-transaction time, Party B must give a public announcement to all customers, so as to avoid damages or losses to customers.

2.2.2
Guidance to Open Accounts. Party B shall ensure that its platform has launched the Channel Service required hereunder, and shall guide the users to browse or log in www.jrj.com to open account via Party A's online account opening system.

2.2.3
Guaranteeing Online Transaction Channel. Party B shall provide sufficient technologies and resources to guarantee the normal promotion and operation of Party B's platform at www.jrj.com, so that investors with newly opened accounts may access to Party A's securities transaction system to transact securities, place fund instructions and carry out other operations via the web page designated on www.jrj.com during the transaction time.  Where any investor's transaction instruction cannot be placed successfully due to any technical issue, Party B shall provide the technical failure elimination service 24 hours every day.

2.2.4
Secondary Development Technical Support. Based on the cooperation hereunder, if Party A requests Party B to make any technical improvement or fix any security bug, Party B shall actively cooperate with Party A.

2.2.5
Business Promotion. Both Parties hereby confirm that the business platform hereunder is "Securities Master" on www.jrj.com. Party B shall actively promote the business, so that users may gradually access to Party A's securities transaction system via multiple platforms to transact securities and purchase other products supplied by Party A.

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2.2.6
Technical Security Protection. Party B shall use commercial reasonable efforts to ensure the secure and stable operation of its channel service system, guarantee the continuity and reliability of system business, and prevent unauthorized access to the system, including but not limited to use of reasonable software and other measures to prevent virus or any other harmful code from entering into the system. Party B shall indemnify Party A and Party A's customers from all property damages, losses and other expenses arising from Party A's default in or failure to fulfill its technical security protection obligation hereunder.

2.2.7
Local Compliance. The channel service used by Party B shall be deployed within the territory of the People's Republic of China, and shall satisfy the requirements of technical audit or regulatory authority for field inspection and the requirements of China judicial authority for investigation and evidence collection.

2.2.8
Regular Assessment. Party B shall regularly assess the status of information resources at Party B's platform system, predict the demand of capacity based on the real-time monitoring information and predictable business development demand, ensure sufficient processing ability, storage capacity and communication bandwidth, satisfy the demand of business increase, and ensure high availability of its services.

2.2.9	Party B shall ensure the confidentiality, integrity and service availability of the information on Party B's platform through technical measures and management means.
2.2.10
Party B's platform shall be deployed within the territory of the People's Republic of China, and shall satisfy the requirements of technical audit or regulatory authority for field inspection and the requirements of China judicial authority for investigation and evidence collection. The physical site deploying Party B's platform shall comply with Party A's requirements for building information system.

2.2.11
Party B's platform shall provide sufficient identification information, so that Party A's accessing point may conduct consistency verification for Party B's transaction system sending the connection request.

2.2.12
Party B's platform shall conduct strict virus scan and Trojan check, and ensure that it will cause any damage to Party A's business system. Party B shall indemnify Party A from all damages, losses and expenses arising from any damage to Party A's business system due to Party B's reason.

2.2.13	With respect to the platform testing, Party B shall submit a detailed testing report to Party A for verification and confirmation.
2.2.14
Party B shall have the competence and qualification required for performance of its obligations hereunder. In case of any change to its competence or qualification, Party B shall immediately notify Party A. If any change to Party B's competence or qualification causes any damages to Party A or any third party, Party B shall be fully liable for the damages and indemnify Party A against all direct damages and losses resulting therefrom.

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2.2.15
Party B hereby undertakes that, during the term of this Agreement, its performance of obligations hereunder will not violate any applicable law, regulation, policy or rule of any government authority, or infringe upon any legitimate right or interest of any third party (including but not limited to intellectual property right or right of reputation). If Party B's platform, www.jrj.com or any other platform or website affiliated to or cooperated with Party B contains any illegal or infringing information, or infringes upon any legitimate right or interest of any third party (including but not limited to intellectual property right or right of reputation), all legal liabilities resulting therefrom shall be borne by Party B. Party B shall indemnify Party A against all damages, losses and liabilities from Party B's violation of any representation mentioned above.

2.2.16
Party B hereby undertakes that it has not and will not commit any direct or indirect commercial bribery, or give, offer to give or authorize to give any cash, loan, gift or any other valuable thing, or commit any act in violation of any law or regulation, or constitutes or would constitute unfair competition, when it is providing the service hereunder.

3	CONFIDENTIALITY
3.1	Content and Scope of Confidentiality.
3.1.1
Content and scope of confidentiality obligation to be complied with by each Party shall include all information and data received by either Party ("Receiving Party") from the other Party ("Disclosing Party") in writing, orally or by any other means, which are developed, created, discovered or known by the Disclosing Party, or transferred to the Disclosing Party, non-public, confidential or relating to the Disclosing Party or the cooperation between both Parties hereunder ("Confidential Information").

3.1.2
The "Confidential Information" referred to herein shall include but not limited to trade secret, computer program, design technology, proprietary technology, processes, data, business and product development plan, customer information and other information relating to the business of the Disclosing Party, and any non-public confidential information received by the Disclosing Party from any third party.

3.1.3	For the purpose of this Agreement, "Confidential Information" shall exclude:
3.1.3.1	Any information has become public, not due to disclosure by the Receiving Party;
3.1.3.2	Any information made public with the approval of the Disclosing Party or its authorized representative;
3.1.3.3	Any information independently developed by the Receiving Party without direct or indirect utilization of the "Confidential Information" of the Disclosing Party;

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3.1.3.4	Any information has been properly and lawfully owned by the Receiving Party prior to the disclosure thereof.
3.2	Confidentiality Obligation of Both Parties
3.2.1
Both Parties hereby undertake that the content and scope of confidentiality obligation specified in Article 3.1 shall be binding upon both Parties during the term of this Agreement and within two years upon expiration or termination of this Agreement.

3.2.2
Unless it is otherwise required by the law, neither Party may disclose any Confidential Information to any third party in whatever forms for any purpose other than for performance of this Contract, other than the Confidential Information disclosed by the Receiving Party before or after the start of business cooperation hereunder as required by the court, arbitration tribunal, securities exchange, securities depository and clearing house, trade association or any other judicial, administrative or regulatory authority, or self-regulatory organization, or as required by laws, regulations, administrative rules or other regulatory provisions.

3.2.3
During the performance of this Agreement, if either Party has to make public any information regarding the rights or obligations of the other Party, it shall give a prior notice to the other Party and obtain the written notice of the other Party, unless it is otherwise required by the laws or it is not practically feasible.

3.2.4
Both Parties agree to take all reasonable steps to procure their employees that have directly accessed to the Confidential Information will not disclose or disseminate any Confidential Information in violation of this Agreement.

4	FORCE MAJEURE
4.1
After this Agreement is entered into, if either Party fails to perform all or part of its obligations hereunder due to any unforeseeable, inevitable or uncontrollable event (i.e. event of force majeure), such as fire, drought, typhoon, blizzard, earthquake, war, turmoil, strike, emergent event of public health, power or communication failure, system failure, equipment failure, network hacker attack, any accident in securities exchange or securities depository and clearing house, or change to any policy or regulation, its liabilities for breach of contract may be released wholly or partly to the extent of the effect caused by the force majeure.

4.2
The Party affected by the force majeure shall notify the other Party of the occurrence of force majeure and the effect thereof, and within a reasonable period, provide the other Party with a written certificate of such event issued by the relevant authority.

5	SETTLEMENT OF DISPUTE AND ASSUMPTIONOF LIABILITIES

5.1
Any dispute with any customer or damages arising from the guidance or channel service provided by Party B hereunder shall be settled and assumed by Party B. If necessary, Party A shall actively assist Party B in settling the dispute, and provide relevant information as required. If Party B is at fault, it shall be subject to the liabilities according to law.

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5.2	If any customer files an action against Party B as defendant due to such claim, Party A shall actively assist Party B in providing the relevant evidence as required.

6	DEFAULT AND LIABILITIES
6.1	Default. Any of the following events constitutes a default hereunder:
6.1.1
Either Party substantially violates any provision hereof, or fails to perform any obligation hereunder in any substantial aspect, and fails to make remedy within 10 days upon receiving a written notice for remedy from the other Party; or

6.1.2	Any undertaking, representation or warranty made by either Party hereunder is proven false or misleading.
6.2
Default Liabilities. If either Party defaults under this Agreement, it shall indemnify the other Party against any and all damages and losses resulting from the default, other than indirect damages. The non-breaching party may also unilaterally terminate this Agreement without any liability. The non-breaching party may demand the breaching party to indemnify the non-breaching party against all losses and expenses resulting from the default (including but not limited to damages, court costs and attorney's fees).

6.3
If either Party intends to terminate this Agreement according to any law, regulation, or opinion of the regulatory authority, it shall provide a hard copy of the law or regulation, or written opinion of the regulatory authority. If both Parties terminate this Agreement according to this provision, neither Party shall be subject to the default liabilities.

7	MISCELLANEOUS
7.1	Each Party further undertakes that:
Execution of this Agreement and all provisions hereof shall not be construed as creation of partnership or agency between both Parties. Without the prior written consent of the other Party, neither Party may engage or participate in any activity in the name of the other Party. In addition, execution of this Agreement or any provision hereof shall not be construed as authorization, permit or acquiescence of any form or consent by either Party to the other Party. Without the prior written consent of the other Party, neither Party may use the name, abbreviation, trade name, trade mark or logo of the other Party for whatever purpose or in whatever forms, including for the benefits of the other Party.
7.1.2 With respect to any information and data disclosed by either Party to the other Party for the purpose of this Agreement, the Disclosing Party shall have the full and independent intellectual property right, and the Receiving Party shall keep strict confidence of such information and data, and without the prior written consent of the Disclosing Party, shall not: (1) use such information and data for any other purpose, or forward or distribute them to any third party (whether individual or entity) in whatever forms; (2) quote, extract, edit, copy or distribute such information or data or any part thereof; (3) use part or all such information or data to carry out, enter into or otherwise participate in any matter relating to such information or data.

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7.1.3 If either Party breaches this Article 7, the non-breach party may terminate this Agreement and claim damages against the breaching party according to law.
7.2
The execution, validity, interpretation, performance as well as dispute settlement of or in connection with this Agreement shall be governed by the applicable laws of the People’s Republic of China (excluding Hong Kong SAR, Macao SAR and Taiwan). Any amendment to this Agreement or any issue absent hereof shall be settled by both Parties through friendly negotiation.

7.3
Any dispute arising from or in connection with this Agreement shall be settled by both Parties through friendly negotiation at first. If no settlement can be reached, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Beijing. Both Parties agree that the ordinary arbitration procedure shall be applied, and the tribunal shall be composed of three arbitrators. The arbitral award shall be final and binding on both Parties.

7.4
Both Parties hereby acknowledge that performance of this Agreement and realization of the objectives contemplated herein are based on trust and mutual collaboration between both Parties. Both Parties further acknowledge that, unless it is otherwise agreed herein, neither Party may assign all or part of its rights or obligations hereunder to any third party without the prior approval of the other Party.

7.5	All issues relating to this Agreement shall be settled by both Parties based on the principles of equality and reciprocity, and through friendly negotiation.
7.6
This Agreement shall be made in four (4) originals, two (2) for each party hereto, all of which shall be of same authenticity. This Agreement shall become effective as of being duly signed by the legal representatives or authorized representatives of both Parties and affixed with the official seal of both Parties, and shall remain full force and effect until it is confirmed by both Parties in writing to terminate this Agreement or either Party unilaterally terminates this Agreement according to any provision hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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Signature Page of Online Business Operation Agreement:

Party A: China International Capital Co. Ltd	Party B: Beijing Glory Technology Co., Ltd
Authorized Representative:	Authorized Representative:

Seal:	Seal:
Date: _________, 2014	Date: _________, 2014

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